UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 15, 2005

ENTERPRISE PRODUCTS PARTNERS L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas	77008
(Address of Principal Executive Offices)	(Zip Code)

(713) 880-6500
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
              Arrangement of a Registrant.

On December 15, 2005, Cameron Highway Oil Pipeline Company, a Delaware general partnership (“Cameron Highway”), completed the private placement of $415,000,000 of senior secured notes due December 2017 (the "Notes") to certain qualified institutional buyers pursuant to a Note Purchase Agreement (the “Note Purchase Agreement”). Cameron Highway is owned 50% by Cameron Highway Pipeline I, L.P., a Delaware limited partnership and indirect wholly-owned subsidiary (“Enterprise Sub”) of Enterprise Products Partners L.P. (“Enterprise”), and 50% by two subsidiaries (“Valero Subs”) of Valero Energy Corporation (“Valero”). The general partner of Enterprise is a wholly-owned subsidiary of Enterprise GP Holdings L.P. The Notes are secured by (1) mortgages on and pledges of substantially all of the assets of Cameron Highway, (2) mortgages on and pledges of certain assets related to certain rights of way of an indirect wholly-owned subsidiary of Enterprise that serves as the operator of the Cameron Highway Oil Pipeline System, (3) pledges by Enterprise Sub and Valero Subs of their partnership interests in Cameron Highway, and (4) letters of credit in an amount of $18,379,199 (the “Letters of Credit”) provided by each of Enterprise Products Operating L.P. (a wholly-owned subsidiary of Enterprise) and Valero. The Letters of Credit have been deposited into a debt service reserve account and may be drawn upon, for among other purposes, to pay debt service and other amounts due to the Noteholders following the occurrence of an event of default. Except for the foregoing, the Noteholders do not have any recourse against the assets of Enterprise or any of its subsidiaries under the Note Purchase Agreement.

The proceeds of the Notes were used to refinance Cameron Highway’s existing debt, having an aggregate outstanding principal amount of $415,000,000.

A copy of the Note Purchase Agreement is attached as Exhibit 4.1 hereto and is incorporated herein by reference. Capitalized terms used herein without definitions are used as defined in the Note Purchase Agreement.

The Notes, which have a maturity date of December 15, 2017, were issued in two series—a fixed rate series in an aggregate principal amount of $365,000,000 which bears interest at 5.86% and a floating rate series in an aggregate principal amount of $50,000,000, which bears interest at the applicable LIBOR rate plus a margin of 1.0% per annum.

The Note Purchase Agreement contains various covenants restricting Cameron Highway’s ability to (1) enter into certain transactions with affiliates; (2) enter into merger or consolidation transactions; (3) make certain sales of assets; (4) make certain investments, loans, advances, guaranties, and acquisitions; (5) enter into certain restrictive agreements; (6) incur certain indebtedness; (7) grant certain liens; (8) enter into or amend certain other agreements; (9) make certain restricted payments; (10) engage in business other than the ownership, financing, and operation of the Project; (11) enter into certain hedging agreements; (12) enter into any sale and leaseback transaction; or (13) form any subsidiaries. In addition, the Note Purchase Agreement requires that Cameron Highway maintain a debt service coverage ratio of at least 1.25 to 1.0.

The Note Purchase Agreement also provides for the following, among other, events of default:

•	the failure to pay principal, interest, premium, or LIBOR breakage amount on any Notes, or other amounts due, under the Note Purchase Agreement;

•	the failure to observe or perform covenants or agreements under the Note Purchase Agreement and the related financing documents;

•	any representation or warranty proves to have been incorrect in any material respect when made;

•	the failure to make a payment on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 or the occurrence of an event of default under any such Indebtedness;

•

the commencement of proceedings under federal, state or foreign bankruptcy, insolvency, receivership or similar laws or similar bankruptcy-type default provisions with respect to Cameron Highway or any material customer of Cameron Highway;

•

the appointment or application for the appointment of a receiver, trustee, custodian or similar party over a substantial portion of the assets of Cameron Highway or any material customer of Cameron Highway;

•	the entry of one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $25,000,000;

•	the occurrence of certain events relating to ERISA which are reasonably expected to have a material adverse effect;

•	the abandonment of the Cameron Highway Pipeline System;

•	the material default under a purchase and sale agreement by any material customer of Cameron Highway, and such default shall continue beyond any applicable grace period;

•	an actual or constructive total loss of the Cameron Highway Pipeline System, or a taking of all or substantially all of the same;

•	the invalidity of the liens securing the Notes;

•	any material provision of any material project document shall cease to be valid and binding on any party thereto; or

•	the Cameron Highway Pipeline System becomes subject to a material liability in respect of any environmental law that could reasonably be expected to have a material adverse effect.

If an event of default occurs, then the Notes may be declared to be or automatically become due and payable.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K.

4.1	Note Purchase Agreement dated as of December 15, 2005 among Cameron Highway Oil Pipeline
Company and the Note Purchasers listed therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

By:	Enterprise Products GP, LLC, as general partner

Date: December 21, 2005	By: ___/s/ Michael J. Knesek________________
Michael J. Knesek
Senior Vice President, Controller
and Principal Accounting Officer
of Enterprise Products GP, LLC